SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for American Banknote Corporation
Debtor and Debtor-in-Possession
Four Times Square
New York, New York 10036-6522
(212) 735-3000
Kayalyn A. Marafioti (KM 9362)
Frederick D. Morris (FM 6564)
Bennett S. Silverberg (BS 3551)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                               In re

AMERICAN BANKNOTE
CORPORATION,

                                                                   Debtor.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	x : : : : : : : : : : : x	Chapter 11 Case No. 99 B 11577 (PCB)

FINDINGS OF FACT AND CONCLUSIONS OF LAW RELATING TO, AND
ORDER UNDER 11 U.S.C.ss. 1129(a) AND (b) CONFIRMING, THE FOURTH
AMENDED REORGANIZATION PLAN OF AMERICAN BANKNOTE
CORPORATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

RECITALS

           1.      American Banknote Corporation, debtor and debtor-in-possession ("ABN" or the "Debtor"),1 filed with the Court its reorganization plan, dated December 8, 1999 (the "Initial Plan"), and a related disclosure statement and summary disclosure statement, dated December 8, 1999 (collectively, the "Initial Disclosure Statements").

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        1 All capitalized terms not defined in this Confirmation Order shall have the meanings ascribed to them in the Plan (as defined below).

           2.       ABN subsequently amended its Initial Plan on August 17, 2000 and September 12, 2000. On October 27, 2000, the Debtor filed with the Court its third amended reorganization plan, dated October 27, 2000 (the "Third Amended Plan"), and a related disclosure statement and summary disclosure statement with respect to the Third Amended Plan, dated October 27, 2000 (together, the "Disclosure Statements").

           3.       On November 3, 2000 (the "November Confirmation Date"), the Court entered an order confirming the Third Amended Plan (the "November Confirmation Order").

           4.       On May 24, 2002, pursuant to 11 U.S.C. § 1127(b), the Debtor filed with the Court its fourth amended reorganization plan (as modified or amended, the "Fourth Amended Plan"), and a related disclosure statement (the "Disclosure Statement").

           5.       On June 5, 2002, the Court entered an order which, among other things, (i) approved the form and manner of notices for hearings to consider the adequacy of the Disclosure Statement and confirmation of the Plan and (ii) established deadlines and procedures for filing objections to the adequacy of the Disclosure Statement and confirmation of the Plan (the "Scheduling Order").

           6.       On July 17, 2002, the Court entered an order which, among other things, established solicitation, voting, and tabulation procedures and deadlines (the "Solicitation Procedures Order").

           7.       On July 17, 2002, the Debtor filed with the Court its amended Disclosure Statement, dated July 17, 2002, which included a modified Fourth Amended Plan, dated July 17, 2002, annexed thereto.

           8.       On July 18, 2002, the Court entered an order which, among other things, approved the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code (the "Disclosure Statement Order").

           9.       Some or all of the Confirmation Hearing Notice, the Disclosure Statement, the Plan, the Disclosure Statement Order, and the appropriate Ballots (collectively, the "Solicitation Package") were transmitted to all holders of Claims and Interests and other parties-in-interest in accordance with Bankruptcy Rule 3017(d) and the Solicitation Procedures Order, as set forth in the affidavit of Edith A. Lohman, Vice President of MacKenzie Partners, the Debtor’s information and tabulation agent, sworn to July 26, 2002 (the "Solicitation Affidavit"), and the Confirmation Hearing Notice was published in the national edition of the New York Times on July 29, 2002, in accordance with the Scheduling Order, as set forth in the certification of publication for the New York Times, certified on July 29, 2002 (the "Publication Affidavit"); and

           10.       On August 19, 2002, the Debtor filed an affidavit of Jeanne M. Carr, Senior Vice President of MacKenzie Partners, the Debtor’s information and tabulation agent, sworn to August 19, 2002 (the "Tabulation Affidavit"), certifying the results of the ballot and master ballot tabulation for the classes of claims voting to accept or reject the Plan.

           11.       On August 20, 2002, the Debtor filed the declaration of Patrick J. Gentile, Chief Financial Officer and Executive Vice President of ABN, in support of confirmation of the Fourth Amended Plan, dated August 20, 2002 (the "Gentile Declaration").

           12.       On August 20, 2002, the Debtor filed the declaration of Michael R. Lahr, Vice President in the Restructuring and Reorganization Advisory Group of The Blackstone Group, L.P., in support of confirmation of the Fourth Amended Plan, dated August 20, 2002 (the "Lahr Declaration").

           13.       Pursuant to section 1128(a) of the Bankruptcy Code, the Court held a hearing commencing on August 21, 2002 (the "Confirmation Hearing") to consider confirmation of the Plan.

           NOW, THEREFORE, based upon the Court's review of the affidavits and declarations previously filed with the Court, including the Solicitation Affidavit, the Tabulation Affidavit, the Publication Affidavit, the Gentile Declaration, and the Lahr Declaration; and upon the Memorandum of American Banknote Corporation In Support Of Confirmation Of Fourth Amended Plan, dated August 20, 2002; and upon all of the evidence proffered or adduced at, and the arguments of counsel made at, the Confirmation Hearing; and after due deliberation thereon; and upon the entire record of this Chapter 11 Case;

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED that2

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2 Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

           14.      Core Proceeding (28 U.S.C.ss. 157(b)(2)).

           Confirmation of the Plan is a core proceeding under 28 U.S.C.ss.157(b)(2).

           15.      Transmittal And Mailing Of Materials; Notice.

           The Solicitation Package was served in compliance with the Solicitation Procedures Orders and the Bankruptcy Rules, and such transmittal and service were adequate and sufficient. Adequate and sufficient notice of the Confirmation Hearing was given in compliance with the Scheduling Order and the Bankruptcy Rules, and no further notice is required.

           16.      Plan Compliance With Bankruptcy Code (11 U.S.C.ss. 1129(a)(1)).

           The Plan complies with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, thereby satisfying 11 U.S.C.ss. 1129(a)(1).

                (a)      Proper Classification (11 U.S.C.ss.ss. 1122, 1123(a)(1)).

           The Plan designates thirteen (13) Classes of Claims and Interests. The Claims and Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class, and such classification is therefore consistent with section 1122 of the Bankruptcy Code. Valid business and legal reasons exist for the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims or Interests. Specifically, Classes 4, 6, and 7 are classified separately from other Unsecured Claims to take into account contractual subordination provisions and to give effect to the negotiated compromises achieved among the Debtor and the principal parties involved in the formulation of the Plan. Classes 8, 11(a), and 11(b) are classified separately from other Unsecured Claims because of their subordinated rights pursuant to section 510(b) of the Bankruptcy Code, and applicable case law, as the case may be. Valid legal and business reasons exist for separate classification of Classes 4, 6, 7, 8, 11(a), and 11(b), thereby satisfying section 1123(a)(1) of the Bankruptcy Code.

                (b)      Specified Treatment Of Unimpaired Classes (11 U.S.C.ss. 1123(a)(2)).

           Article III.B of the Plan (Unimpaired Classes of Claims) specifies that Classes 1, 2, and 3 are not impaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

                (c)      Specified Treatment Of Impaired Classes (11 U.S.C.ss. 1123(a)(3)).

           Article III.C (Impaired Classes of Claims And Interests) of the Plan specifies the treatment of impaired Classes 4, 5, 6, 7, 8, 9, 10, 11(a), 11(b), and 12, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

                (d)      No Discrimination (11 U.S.C.ss. 1123(a)(4)).

           The Plan provides for the same treatment for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

                (e)      Implementation Of The Plan (11 U.S.C.ss. 1123(a)(5)).

           Article IV of the Plan provides adequate and proper means for implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code. Among other things, Article IV provides for (a) the amendment of ABN's certificate of incorporation and bylaws to comply with the Plan and the Bankruptcy Code; (b) the continued existence of Reorganized ABN following consummation of the Plan; (c) cancellation of existing securities; (d) the issuance and delivery by Reorganized ABN of New Common Stock, New Warrants, Rights, Consultant Options, Equity Options, Substitute 10 3/8% Senior Notes, and Restated 10 3/8% Senior Notes; (e) the designation of a new board of directors; and (f) the revesting in Reorganized ABN of the property of the estate not disposed of pursuant to the Plan. Other Articles of the Plan set forth means for the implementation of the Plan as well. For example, Article VII includes provisions regarding distributions under the Plan, Article IX provides the procedures for resolving disputed, contingent, and unliquidated Claims, and Article XII provides for the Court's retention of jurisdiction to hear unresolved matters. Moreover, the Debtor will have sufficient cash to make all payments required to be made on the Consummation Date pursuant to the terms of the Plan.

                (f)      Nonvoting Equity Securities (11 U.S.C.ss. 1123(a)(6)).

           Pursuant to Article IV.A of the Plan, the Reorganized ABN Certificate of Incorporation and Bylaws of American Banknote Corporation, annexed to the Fourth Amended Plan as Exhbit E, prohibits the issuance of nonvoting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code. The holders of shares of New Common Stock, after the Consummation Date, will vote as a single class on the basis of one vote per share of New Common Stock.

                (g)      Selection Of Officers And Directors (11 U.S.C.ss. 1123(a)(7)).

           The provisions of the Plan and the Reorganized ABN Certificate of Incorporation and By-laws regarding the manner of selection of officers and directors of Reorganized ABN are consistent with the interests of creditors and Interest holders and with public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code. Specifically, Article IV.D of the Plan provides that the initial Board of Directors of Reorganized ABN shall consist of seven individuals, whose names were disclosed in the Plan and the Gentile Declaration. Each of the members of the initial Board of Directors will serve until the first annual meeting of stockholders of Reorganized ABN and until their successors have been elected and qualified or until their earlier resignation or removal in accordance with the Reorganized ABN Certificate of Incorporation and By-laws, as the same may be amended from time to time. The Disclosure Statement and Gentile Declaration identifies the individuals who shall serve as the initial officers of Reorganized ABN on and after the Consummation Date. The Gentile Declaration specifies the initial base compensation of the initial officers of Reorganized ABN.

                (h)      Impairment Of Classes (11 U.S.C.ss. 1123(b)(1)).

           In accordance with section 1123(b)(1) of the Bankruptcy Code, Articles II and III of the Plan impair and leave unimpaired, as the case may be, each class of Claims and Interests under the Plan.

                (i)      The Assumption Of Executory Contracts And Unexpired Leases (11 U.S.C.ss. 1123(b)(2)).

           The Plan constitutes a motion by the Debtor to assume, as of the Consummation Date, all executory contracts and unexpired leases to which the Debtor is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date, (iv) is identified as a rejected executory contract or a rejected unexpired lease, as applicable, in the Plan, or (v) has otherwise been modified or superseded by agreement of the parties thereto. The Debtor's decision regarding the assumption or rejection of the executory contracts is based on and is within the sound business judgment of the Debtor, and is in the best interests of the Debtor, its estate, and its creditors and Interest holders. In accordance with the Plan, any Claim resulting from rejection of an executory contract or unexpired lease which is not already the subject of a timely filed proof of claim shall be forever barred and shall not be enforceable against the Debtor or Reorganized Debtor, or their respective properties, unless a proof of Claim is filed with the Clerk of the Bankruptcy Court and served upon counsel for the Debtor within thirty days after service of the earlier of (i) notice of entry of the Confirmation Order or (ii) other notice that the executory contract or unexpired lease has been rejected. Nothing herein should be construed to extend any previously expired bar date for any party to any contract or lease rejected pursuant to any prior Bankruptcy Court Order. The Plan accordingly complies with section 1123(b)(2) of the Bankruptcy Code.

                (j)      Retention, Enforcement, And Settlement Of Claims Held By The Debtor (11 U.S.C.ss. 1123(b)(3)).

           Pursuant to section 1123(b)(3) of the Bankruptcy Code, Article IV.F of the Plan provides that except as otherwise provided in the Plan, Reorganized ABN will retain and may enforce, sue on, settle or compromise (or decline to do any of the foregoing) any and all claims, rights, causes of action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any Person or entity. Reorganized ABN or its successor(s) may pursue such retained claims, rights, causes of action, suits, or proceedings as appropriate, in accordance with the best interests of the Reorganized Debtor or its successor(s) who hold such rights.

                (k)      Rights Of Holders Of Claims (11 U.S.C.ss. 1123(b)(5)).

           In accordance with section 1123(b)(5) of the Bankruptcy Code, Article III.C.2 of the Plan provides for the modification of the rights of holders of secured claims in Class 5 (10 3/8% Senior Note Claims), and modification of the rights of holders of unsecured claims in Classes 4 (11 5/8 Senior Note Claims), 5 (10 3/8% Senior Note Claims), 6 (11 1/4% Senior Subordinated Note Claims), 7 (Convertible Subordinated Note Claims), and 11 (Securities Claims). The Plan leaves unaffected the rights of holders of Claims in Classes 1 (Other Priority Claims), 2 (Other Secured Claims), and 3 (General Unsecured Claims).

                (l)      Other Provisions Not Inconsistent With Title 11 (11 U.S.C.ss. 1123(b)(6)).

           In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with the applicable provisions of the Bankruptcy Code.

                (m)      Cure Of Defaults (11 U.S.C.ss. 1123(d)).

           In accordance with section 1123(d), Article III.C.2 of the Plan provides that the 10 3/8% Senior Notes shall be Reinstated, subject to certain amendments to the 10 3/8% Senior Notes Indenture set forth in the Plan and Second Supplemental Indenture, and any defaults cured, in accordance with the terms of the Plan, the underlying indenture (as amended), and applicable nonbankruptcy law. In addition, any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by cure. The amount necessary to cure shall be determined in accordance with the underlying agreement and applicable non-bankruptcy law. Accordingly, section 1123(d) of the Bankruptcy Code is satisfied.

           17.      The Debtor's Compliance With The Bankruptcy Code (11 U.S.C.ss. 1129(a)(2)).

           The Debtor has complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code. Specifically:

                (a)      ABN is a corporation organized under the laws of the State of Delaware, and is a proper debtor under section 109 of the Bankruptcy Code.

                (b)      On December 8, 1999, ABN filed a Chapter 11 petition pursuant to section 301 of the Bankruptcy Code.

                (c)      The Court has jurisdiction over this Chapter 11 Case pursuant to 28 U.S.C.ss. 1334.

                (d)      Venue of this case is proper in this district pursuant to 28 U.S.C. § 1408, because ABN’s principal place of business was in New York City at the time of the commencement of the Chapter 11 case and had been for the preceding 180 days.

                (e)      ABN is a proper proponent of the Plan pursuant to section 1121(a) of the Bankruptcy Code.

                (f)      ABN has acted in accordance with all orders of the Court entered during the Chapter 11 Case.

                (g)      ABN complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Scheduling Order, and the Solicitation Procedures Order in transmitting the Solicitation Package and related documents and notices, and in soliciting and tabulating votes on the Plan.

           18.      Plan Proposed In Good Faith (11 U.S.C.ss. 1129(a)(3)).

           The Debtor has proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. This Court has examined the totality of the circumstances surrounding the formulation of the Plan. Based upon the evidence presented at and prior to the Confirmation Hearing, the Court finds and concludes that the Plan has been proposed with the legitimate and honest purpose of reorganizing the business affairs of the Debtor and maximizing the returns available to creditors. Consistent with the overriding purpose of Chapter 11 of the Bankruptcy Code, the Plan is designed to allow the Debtor to reorganize by providing it with a capital structure that will allow it to satisfy its obligations with sufficient liquidity and capital resources. The Plan is based on extensive arm's-length negotiations among the Debtor and its major creditor and stakeholder constituencies leading to the Plan's formulation which itself provides independent evidence of the good faith of the Debtor in proposing the Plan.

           19.      Payments For Services Or Costs And Expenses (11 U.S.C.ss. 1129(a)(4)).

           Any payment made or to be made by the Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or was subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code. Specifically, the November Confirmation Order established November 27, 2000, as the deadline for filing and serving all final requests for compensation and reimbursement of Professional Fees pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code for services rendered to the Debtor or any statutory committee (if appointed) prior to the November Confirmation Date. In accordance with the November Confirmation Order, holders of Administrative Claims accruing after the November Confirmation Date shall not be required to file proofs of such Administrative Claims or fee applications. Additionally, pursuant to orders dated December 10, 1999, July 17, 2000, November 3, 2000, and the Plan, ABN or Reorganized ABN is required to pay the reasonable post-petition fees and expenses of the Indenture Trustees and the Noteholders' Committee's professionals.

           20.      Directors, Officers, And Insiders (11 U.S.C.ss. 1129(a)(5)).

           The Debtor has complied with section 1129(a)(5) of the Bankruptcy Code. Specifically:

                (a)      The Debtor has disclosed in the Plan the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of Reorganized ABN, and the appointment to such office of such individual is consistent with the interests of creditors and Interest holders and with public policy.

                (b)      The Debtor has disclosed in the Plan the identity of any insider who will be employed or retained by Reorganized ABN, and the nature of such person’s compensation was disclosed in the Gentile Declaration.

           21.      No Rate Changes (11 U.S.C.ss. 1129(a)(6)).

           No governmental regulatory commission has jurisdiction over the rates charged by ABN. Thus, the Plan does not provide for the change in any rates that require regulatory approval, thereby satisfying section 1129(a)(6) of the Bankruptcy Code.

           22.      Best Interests Of Creditors Test (11 U.S.C.ss. 1129(a)(7)).

           The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. Specifically:

                (a)      The liquidation analysis contained in the Disclosure Statement (and further described in the Lahr Declaration), and in other evidence proffered or adduced at or prior to the Confirmation Hearing, has not been controverted by other evidence. The methodology used and assumptions made in connection with the liquidation analysis, as supplemented by other evidence at the Confirmation Hearing, are reasonable.

                (b)      Each holder of a Claim or holder of an Interest in each impaired Class either has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on such date. No Class has made an election under section 1111(b)(2) of the Bankruptcy Code.

           23.      Acceptance By Certain Classes (11 U.S.C.ss. 1129(a)(8)).

           Except for the Class set forth in paragraph 30 below, each Class of Claims has accepted the Plan, or is not impaired under the Plan and therefore is conclusively presumed to have accepted the Plan without the need for solicitation of acceptances or rejections with respect to such Class. As set forth in the November Confirmation Order, Class 8 is deemed to have accepted the Plan. Because not all impaired Classes of Claims and Interests have accepted the Plan or are deemed to have accepted the Plan, the requirements of section 1129(a)(8) have not been met, thus requiring application of section 1129(b) of the Bankruptcy Code.

           24.      Treatment Of Administrative And Priority Claims (11 U.S.C.ss. 1129(a)(9)).

           The treatment of Administrative Claims under Article III.A.1 of the Plan satisfies the requirements of section 1129(a)(9)(A) and (B) of the Bankruptcy Code, the treatment of Other Priority Claims under Article III.B.1 of the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code, and the treatment of Priority Tax Claims under Article III.A.2 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.

           25.      Acceptance By Impaired Classes (11 U.S.C.ss. 1129(a)(10)).

           At least one Class of Claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider of the Debtor holding a Claim in such Class, thereby satisfying section 1129(a)(10) of the Bankruptcy Code.

           26.      Feasibility (11 U.S.C.ss. 1129(a)(11)).

           Based upon the evidence proffered or adduced at or prior to the Confirmation Hearing, or in declarations filed in connection with the Confirmation Hearing, confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of Reorganized ABN or any successor to Reorganized ABN, thereby satisfying section 1129(a)(11) of the Bankruptcy Code.

           27.      Payment Of Fees (11 U.S.C.ss. 1129(a)(12)).

           All fees payable under 28 U.S.C.ss. 1930 have been paid or will be paid as Administrative Claims on the Consummation Date pursuant to Article XIV.B of the Plan, thereby satisfying section 1129(a)(12) of the Bankruptcy Code.

           28.      Continuation Of Retiree Benefits (11 U.S.C.ss. 1129(a)(13)).

           Article VIII.F of the Plan satisfies section 1129(a)(13) of the Bankruptcy Code, to the extent applicable.

           29.      Identification Of Plan Proponent (Fed. R. Bankr. P. 3016(a)).

           As required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Plan proponent.

           30.      Fair And Equitable; No Unfair Discrimination (11 U.S.C.ss. 1129(b)).

           Class 12 Warrants Interests is an impaired Class of Interests. Pursuant to section 1129(b) of the Bankruptcy Code, the Court finds that the Plan does not discriminate unfairly, and is fair and equitable, with respect to Class 12 Warrants Interests. No holder of Claims or Interests junior to the Interests of Class 12 Warrants Interests will receive or retain any property under the Plan on account of such junior Claims or Interests and no Class of Claims senior to Class 12 Warrants Interests is receiving more than full payment on account of the Claims in such Class. Thus, the Plan satisfies section 1129(b) as to Class 12 Warrants Interests. All other Impaired Classes of Claims or Interests have accepted the Plan or otherwise have been deemed to have accepted the Plan.

           31.      Principal Purpose Of Plan (11 U.S.C.ss. 1129(d)).

           The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act of 1933 (15 U.S.C.ss. 77e), and no governmental unit has objected to confirmation of the Plan.

           32.      Objections.

           No objections to confirmation were filed with the Court. To the extent that any objections to confirmation were raised at the Confirmation Hearing, they are hereby overruled.

           33.      Plan Settlements.

           The proposed settlements set forth in Article XIII.A, B, C, D, and E of the Plan are fair, reasonable, and in the best interests of ABN's creditors.

           34.      Successor Of American Banknote.

           Reorganized ABN will be the successor of ABN.

           35.      Exemption From Securities Laws (11 U.S.C.ss. 1145(a)).

           The issuance and distribution of the (a) New Common Stock (including New Common Stock to be issued upon the exercise of the New Warrants, Equity Options, Consultant Options, and Rights), (b) New Warrants, (c) Equity Options, (d) Consultant Options, (e) Rights, (f) Substitute 10 3/8% Senior Notes, and (g) Restated 10 3/8% Senior Notes have been duly authorized, and when issued as provided in the Plan, will be validly issued, fully paid, and nonassessable. The offer and sale of the items described in (a) through (g) above are in exchange for Claims against the Debtor, or principally in such exchange and partly for cash or property, within the meaning of section 1145(a)(1) of the Bankruptcy Code. In addition, under section 1145 of the Bankruptcy Code, to the extent, if any, that the above-listed items constitute "securities," (I) the offering of such items is exempt and the issuance and distribution of such items will be exempt from Section 5 of the Securities Act of 1933 and any state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities, and (II) all of the above-described items will be freely tradable by the recipients thereof, subject to (A) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act of 1933, as amended, and compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, and (B) the restrictions on the transferability of such securities and instruments. Pursuant to and to the fullest extent permitted by section 1145 of the Bankruptcy Code, the resale of any of the items described in (a) through (g) above shall be exempt from Section 5 of the Securities Act and any state or local law requiring registration prior to the offering, issuance, distribution or sale of the securities.

           36.      Good Faith Solicitation; Good Faith Sale Of Securities (11 U.S.C.ss. 1125(e)).

                (a)      The Debtor and its agents, accountants, business consultants, representatives, attorneys, and advisors, through their participation in the negotiation and preparation of the Plan and the Disclosure Statement and their efforts to confirm the Plan, have solicited acceptances and rejections of the Plan in good faith and participated in this Chapter 11 Case in compliance with the applicable provisions of the Bankruptcy Code.

                (b)      The Debtor and the holders of Claims and Interests receiving any of the instruments described in paragraph 35(a) - (g) above, and their agents, representatives, attorneys, and advisors, have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer, sale, issuance, and purchase of the items described in paragraph 35(a) - (g) above.

           37.      Transfers Of Property.

                (a)      The transfer by ABN to, and the revesting of property in, Reorganized ABN (i) is a legal, valid, and effective transfer of property, (ii) vests Reorganized ABN with good title to such property free and clear of all liens, charges, claims, encumbrances, or interests, except as expressly provided in the Plan or this Confirmation Order, (iii) does not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law, and (iv) does not and shall not subject Reorganized ABN to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law. The transfers of property by the Debtor to holders of Claims or Interests under the Plan are for good consideration and value.

           38.      Waiver Of Claims, Covenant Not To Sue, Injunction, And Releases.

           This Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the waiver of claims, covenant not to sue, injunction, and releases set forth in Article III.C.3 and Article XIV.G of the Plan.

           Section 105(a) of the Bankruptcy Code permits the approval of the waiver of claims, the covenant not to sue, the issuance of the injunction, and the releases set forth in Article III.C.3 and Article XIV.G of the Plan, especially where, as here, such provisions are essential to the formulation and implementation of the Plan as provided in section 1123(a)(5) of the Bankruptcy Code, confer material benefits on the Debtor's estate, and are in the best interests of the Debtor, Reorganized ABN, the Debtor's estate and its creditors and stakeholders.

           On the basis of the written record of this Chapter 11 Case and the evidence presented at the Confirmation Hearing, this Court finds and concludes that it has jurisdiction to approve the waiver of claims, covenant not to sue, the issuance of the injunction, and the releases set forth in Article III.C.3 and Article XIV.G of the Plan and that such provisions of the Plan are consistent with sections 105, 524, 1123, and 1129 of the Bankruptcy Code. This Court also finds and concludes that all parties released under the Plan have contributed value to the Debtor's estate in consideration for such releases and would not have contributed such value absent such releases.

           39.      No Liquidation.

           The Plan does not provide for the liquidation of all or substantially all of the property of ABN.

           40.      Conditions To Confirmation.

           Each of the conditions to confirmation set forth in Article X.A of the Plan has been satisfied, or may be satisfied or waived.

           41.      Jurisdiction.

           The Court will retain jurisdiction over the matters set forth in Article XII of the Plan.

DECREES

NOW, THEREFORE, IT IS HEREBY ORDERED THAT,

           42.      Confirmation.

           The Plan, which together with exhibits has been filed at docket entry numbers 342, 344, and 346, is hereby confirmed, and all parties in interest are authorized and empowered, or enjoined, as the case may be, to act in accordance with its terms.

           43.      Objections.

           Any objections to confirmation of the Plan, which have not been withdrawn, waived, or settled, and all reservations of rights included therein, are overruled. To the extent that pleadings or letters filed by individuals or entities constitute objections to confirmation of the Plan and have not been withdrawn, waived, or settled, they are overruled.

           44.      Executory Contracts.

           All executory contracts or unexpired leases assumed (but not assigned) by the Debtor during this Chapter 11 Case or under the Plan shall be assigned and transferred to, and remain in full force and effect for the benefit of, Reorganized ABN, notwithstanding any provision in such contract or lease (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer or that enables or requires termination of such contract or lease.

           45.      Discharge, Releases, And Injunction.

                (a)      Except as otherwise expressly provided in the Plan and in this Confirmation Order, ABN is discharged and released from all Claims against, liens on, and Interests in each of the Debtor, the Debtor’s assets, and its properties, arising at any time before the entry of the Confirmation Order, regardless of whether a proof of Claim or proof of Interest therefor was filed, whether the Claim or Interest is Allowed, or whether the holder thereof votes to accept the Plan or is entitled to receive a distribution thereunder, subject to the occurrence of the Distribution Date. Subject to the occurrence of the Distribution Date, any holder of such discharged Claim or Interest shall be precluded from asserting against the Debtor or any of its assets or properties any other or further Claim or Interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the date hereof.

                (b)      The commencement or continuation of any action or the employment of process with respect to any Claim, Interest, or debt discharged hereunder, or any act to collect, recover, or offset any Claim or Interest discharged hereunder as a personal liability of ABN, or from properties of ABN, shall be, and hereby are, forever enjoined. Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold, or may hold Claims against, or Interests in, the Debtor are permanently enjoined, on and after the Consummation Date, subject to the occurrence of the Distribution Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Interest, (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Interest, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Interest, and (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Interest. The foregoing injunction shall extend to successors of the Debtor (including, without limitation, the Reorganized Debtor) and their respective properties and interests in property.

                (c)      All releases, waivers of Claims, covenants not to sue, injunctions, and exculpation provided under the Plan, including those described in Articles III.C.3, XIV.E, F, G, H, and N of the Plan, are hereby approved as an essential part of the Plan and are fair, equitable, reasonable, and in the best interests of the Debtor, Reorganized ABN, the Debtor’s estate, its creditors, and, except as otherwise expressly provided in the Plan or in this Confirmation Order, subject to the occurrence of the Distribution Date, shall be, and they hereby are, effective and binding on the Debtor and all Persons who have held, hold, or may hold Claims against or Interests in the Debtor.

                (d)      In accordance with Article XIV.P of the Plan, unless otherwise provided in the Plan or herein, all injunctions or stays provided for in the Chapter 11 Case under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding an injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Consummation Date.

                (e)      Each holder of an 11¼% Senior Subordinated Note Claim shall be deemed to have released each Subsidiary Guarantor from such Subsidiary Guarantor’s Subsidiary Guarantee.

           46.      Termination Of Subordination-Related Rights.

           All Claims against and Interests in ABN and all rights and claims between or among holders of Claims and Interests relating in any manner whatsoever to Claims against and Interests in ABN, based upon any claimed subordination rights (if any), are deemed satisfied by the distributions under the Plan to holders of Claims and Interests having such subordination rights, and such subordination rights are deemed waived, released, discharged, and terminated as of the Consummation Date, except with respect to holders of Class 4 Claims and Class 5 Claims, which are not waiving any such rights prospectively after the Consummation Date and will retain such rights under the 10 3/8% Senior Notes Indenture and Second Supplemental Indenture. Distributions to the various Classes of Claims and Interests hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

           47.      Binding Effect.

           Effective as of the Confirmation Date, but subject to the occurrence of the Consummation Date, in accordance with section 1141(a) of the Bankruptcy Code, the Plan, its provisions, and this Order shall be binding upon: (i) the Debtor; (ii) any entity acquiring or receiving property (including, without limitation, the New Securities) under the Plan; (iii) any party to an executory contract or unexpired lease of the Debtor; and (iv) any creditor or Interest holder of the Debtor, whether or not the Claim or Interest of such creditor or Interest holder is impaired under the Plan and whether or not such creditor or Interest holder has accepted the Plan.

           48.      Revesting Of Property.

           In accordance with Article IV.E of the Plan, except as otherwise expressly provided in the Plan or Confirmation Order, on the Confirmation Date, Reorganized ABN will be vested with all of the property of the Debtor's estate, together with any property of the Debtor that is not property of its estate and that is not specifically disposed of pursuant to the Plan, free and clear of all Claims, liens, encumbrances, charges, and other interests of creditors and Interest holders, and may operate its business thereafter and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. Without limiting the generality of the foregoing, the Reorganized Debtor may, without application to or approval by the Bankruptcy Court, pay professional fees and expenses that it incurs after entry of the November Confirmation Order.

           49.      Approval Of Initial Officers, Directors.

           Pursuant to section 1129(a)(5)(A)(ii) of the Bankruptcy Code, the Court approves as consistent with the interest of creditors and Interest holders and with public policy the selection, election, and continuance, as the case may be, of the individuals set forth in the Disclosure Statement as officers or directors, as the case may be, of Reorganized ABN as of the Consummation Date. Without further event or action by any Person (other than the occurrence of the Consummation Date), each of the individuals referred to above shall become a director or officer, as the case may be, of Reorganized ABN, as of the Consummation Date. Nothing set forth herein shall prevent any of the foregoing individuals from resigning as an officer or director, as the case may be, without further order of the Court.

           50.      General Authorizations.

           The Debtor, Reorganized ABN, or any officer thereof is hereby authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code to:

                (a)      Without the need for shareholder or Board of Director’s approval, execute and deliver, and take such action as is necessary to effectuate the terms of, the instruments, securities, agreements, and documents contemplated by the Plan and related documents contemplated by the Plan and related documents in substantially the form of such instruments, securities, agreements, or documents attached as exhibits to the Plan or Disclosure Statement or to be filed with the Court on or before the Consummation Date, including all annexes and exhibits attached to those exhibits to the Plan or Disclosure Statement, and any other documents delivered in connection with those exhibits; provided, however, that ABN or Reorganized ABN with the Noteholders’ Committee’s consent if prior to Consummation, may make such additional ministerial changes as ABN or Reorganized ABN deems necessary, without notice and a hearing under section 1127(b) of the Bankruptcy Code or disclosure or re-solicitation under section 1127(c) of the Bankruptcy Code, as long as such changes do not materially affect the rights of any party-in-interest.

                (b)      Issue, execute, deliver, file, and record any documents, court papers, or pleadings, and to take any and all actions as may be necessary or desirable to implement, effect, or consummate the transactions contemplated by the Plan whether or not specifically referred to in the Plan or related documents and without further application to or order of the Court.

                (c)      Issue the securities, instruments, and other interests contemplated by the Plan, including the New Common Stock, New Warrants, Consultant Options, Equity Options, Rights, Substitute 10 3/8% Senior Notes, and Restated 10 3/8% Senior Notes, all as described in Article VI of the Plan, and Exhibits A, C, F, G, H, I, and O to the Plan.

                (d)      File with the appropriate Secretary of State the Reorganized Certificate of Incorporation of American Banknote Corporation, substantially in the form previously filed with the Court at Exhibit E to the Plan.

                (e)      Amend and restate the By-laws of ABN, substantially in the form previously filed with the Court at Exhibit E to the Plan.

           51.      Cancellation Of Common Stock.

           Effective as of the Distribution Date, the instruments evidencing the 10 3/8% Senior Notes, the 11 5/8% Senior Notes, the 11 1/4% Senior Subordinated Notes, the Convertible Subordinated Notes, and all Interests shall be cancelled and be deemed null and void. Effective as of the Distribution Record Date (defined below), no further transfers of the 10 3/8% Senior Notes, the 11 5/8% Senior Notes, the 11 1/4% Senior Subordinated Notes, Common Stock, Preferred Stock, or other Interests shall be recognized, and distributions on the Distribution Date shall be made in accordance with the transfer ledgers as of the close of business on August 30, 2002 (the "Distribution Record Date").

           52.      Exemption From Stamp Taxes.

                (a)      Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security, or the making, delivery, filing, or recording of any instrument of transfer under the Plan shall not be taxed under any law imposing a recording tax, stamp tax, transfer tax, or similar tax.

                (b)      All filing or recording officers, wherever located and by whomever appointed, are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, all instruments of absolute or collateral transfer without payment of any recording tax, stamp tax, transfer tax, or similar tax or governmental assessment (other than standard filing fees) imposed by federal, state, or local law. Notice of entry of this Confirmation Order in the form approved by the Court shall (i) have the effect of an order of the Court, (ii) constitute sufficient notice of the entry of this Confirmation Order to such filing and recording officers, and (iii) be a recordable instrument notwithstanding any contrary provision of nonbankruptcy law. The Court specifically retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

           53.      Plan Classification Controlling.

           The classification of Claims and Interests for purposes of payment of the distributions to be made under the Plan is governed solely by the terms of the Plan. The classifications set forth on the Ballots tendered to or returned by the creditors and Interest holders of ABN in connection with voting on the Plan (a) were set forth thereon solely for purposes of voting on the acceptance or rejection of the Plan and tabulation of such votes, (b) do not necessarily represent and in no event shall be deemed to modify or otherwise affect the actual classification of such Claims and Interests under the terms of the Plan for distribution purposes, and (c) may not be relied upon by any creditor or Interest holder as actually representing the actual classification of such Claims and Interests under the terms of the Plan for distribution purposes.

           54.      Payment Of Administrative Claims.

                (a)      As provided in the Plan, each holder of an Allowed Administrative Claim entitled to priority under section 507(a)(1) of the Bankruptcy Code shall receive Cash in an amount equal to such Allowed Administrative Claim, unless the holder of an Allowed Administrative Claim has agreed to different treatment in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

                (b)      ABN or Reorganized ABN shall pay in full the reasonable post-petition fees and expenses of the Indenture Trustees and their respective professionals, and the Noteholders’ Committee’s professionals, on or before the Consummation Date without the need for such Indenture Trustees or such professionals to file a fee application or obtain Bankruptcy Court approval of such fees and expenses.

                (c)      Holders of Administrative Claims accruing after the November Confirmation Date shall not be required to file proofs of such Administrative Claims or additional fee applications.

           55.      Second Supplemental Indenture.

           Notwithstanding the terms and conditions of Article 2 and Article 10 of the 10 3/8% Senior Notes Indenture, the Senior Notes Indenture Trustee is hereby authorized and directed to enter into the Second Supplemental Indenture, substantially in the form annexed to Plan as Exhibit I (the "Second Supplemental Indenture"), and to authenticate and deliver the Restated 10 3/8% Senior Notes and Substitute 10 3/8% Senior Notes to be issued under the Plan without requiring or needing any additional documentation whatsoever, including, without limitation, a Board of Directors resolution, written order, or officers' certificate of ABN, or an opinion of counsel. The Second Supplemental Indenture, the Restated 10 3/8% Senior Notes, and the Substitute 10 3/8% Senior Notes are the legal, valid and binding obligations of the Company.

           56.      Rabbi Trust Participants.

           A.      Upon reaching the age of 65, each of Sussane Jonas, Roslyn Weitzen, Gerhard Hennig, Tilly Hennig, Marie Parente, Patricia Reddy, and Patrick Reddy (collectively, along with each and every other participant of the Trust as hereinafter defined, the "Participants") shall, to the extent they have not already, enroll in Medicare and Blue Cross/Blue Shield as a Medicare supplement. Additionally, each of the Participants shall, to the extent they have not already, enroll in health insurance plans offered by ABN through CIGNA and The First Rehabilitation Insurance Company of America (together with Blue Cross/Blue Shield and Medicare, and as may be replaced in accordance with the terms of this confirmation order, the "Medical Plans"). Subject to paragraph 57.E below, such Medical Plans shall be continued without interruption for the benefit of the Participants throughout their lifetime.

           B.      Each of the Participants shall timely submit any medical claims which qualify as "medical care" under section 105(b) of the Internal Revenue Code of 1986, as amended, notwithstanding the percentage limitations on deductibility set forth therein (each, a "Covered Medical Claim") to each of the Medical Plans and shall further cooperate in the coordination of benefits among the Medical Plans and any other medical or benefit plans that each Participant may have so as to maximize the likelihood that the Medical Plans reimburse such claims.

           C.      If, after properly submitting a Covered Medical Claim to each of the Medical Plans and cooperating in the coordination of benefits, any portion of the Covered Medical Claims remains unreimbursed by each of the Medical Plans (a "Deficiency Amount"), the Participants shall submit a certification, with supporting documentation, as to the Deficiency Amount to ABN or its successors. As promptly as is practicable, but no later than 30 days thereafter, ABN shall reimburse or pay, as the case may be, each Participant in full for the Deficiency Amount or shall advise the Participant that it questions the Deficiency Amount.

           D.      Pursuant to the November Confirmation Order and in accordance with the order approving requests by professionals for compensation and reimbursement entered December 28, 2000, ABN paid the reasonable fees and expenses of the counsel (subject to the applicable cap set forth in the November Confirmation Order) to each of (i) the Participants other than Marie Parente, and (ii) Marie Parente, in accordance with section 1129(a)(4) of the Bankruptcy Code.

           E.      In the event that ABN terminates any of the Medical Plans (other than Blue Cross/Blue Shield) or ABNCo (as defined below) terminates the CIGNA retiree plan described below, ABN shall replace any such terminated Medical Plan with a health insurance plan which provides comparable benefits.

           F.      As long as the retired employees of American Banknote Company, Inc. ("ABNCo") are covered by the CIGNA retiree plan maintained by ABNCo, ABN shall continue to cover the Participants under such CIGNA retiree plan. In the event that such CIGNA retiree plan is terminated by ABNCo, ABN shall provide the Participants with comparable coverage in accordance with paragraph 57.E above.

           G.      In the event that substantially all of the current executive level employees of ABN shall cease to be employed by ABN and shall be employed by an affiliate of ABN, ABN or its successor shall provide that the Participants shall be entitled to participate in any health insurance plans in which such executive level employees participate, and the current Medical Plans shall be terminated and replaced accordingly.

           H.      The corpus of that certain Post-Retirement Welfare Benefit Trust of International Banknote Company, Inc. (the "Trust") shall be turned over to ABN net of all reasonable compensation, fees, and expenses of The Chase Manhattan Bank, as successor trustee under the Trust (the "Trustee") allowed under the agreement governing the Trust upon the entry of this order or as soon thereafter as is reasonably practical (i) enjoining the Participants (and their beneficiaries) from commencing a suit, action, demand, or proceeding arising out of or in connection with the Trust against the Trustee and ABN and (ii) releasing the Rabbi Trust Trustee from any claim whatsoever of each of the Participants, ABN, or Reorganized ABN, relating to, connected with, or arising from the Rabbi Trust.

           I.      Each Participant and each former participant of the Trust (and each of the respective heirs and successors of each of the foregoing) is hereby enjoined and barred from commencing a suit, action, demand, or proceeding arising out of or in connection with the Trust of any kind whatsoever, arising at any point in time.

           J.      ABN and Reorganized ABN (and any of their respective successors) shall indemnify the Trustee solely for any and all costs and expenses incurred by the Trustee in connection with the defense of any action, suit, demand, or proceeding arising out of or in connection with or in violation of the releases and injunction described above for a period of 10 years from the date of entry of this order.

           K.      The Trust is hereby terminated. Neither ABN, Reorganized ABN, or the Trustee shall have any further duty under that certain Trust Agreement made and entered as of December 29, 1989 in connection with the Trust between ABN and the Trustee, as successor trustee, to the Trust, ABN (or any successor), Reorganized ABN (or any successor), ABN's estate, the Trustee, the Participants, or any other party, except as otherwise expressly provided for herein. None of the Participants or ABN or any of their successors, heirs, or assigns, shall have any rights under the Trust, and any actions brought by Participants or ABN or any of their successors, heirs, or assigns in respect of the Trust would be an express violation of the releases and injunctions provided herein.

           L.      An order in adversary proceeding no. 99-2399 (PCB) granting summary judgment to ABN subject to the terms and conditions of this order shall be entered when this order becomes final.

           M.      The Rabbi Trust Trustee shall be released from any Claim whatsoever of each of the Participants, ABN, or Reorganized ABN, relating to, connected with, or arising from the Rabbi Trust upon the Rabbi Trust Trustee turning over the corpus of the Rabbi Trust net of all reasonable compensation, fees, and expenses allowed under the Trust Agreement.

           57.      Settlements.

           Pursuant to Bankruptcy Rule 9019 and section 1123(b)(3) of the Bankruptcy Code, the settlements (i) between ABN and ABNH, (ii) among ABN, ABNH, and the parties to the ABN Securities Action and ABNH Securities Action, (iii) between the Equity Committee and the plaintiffs in the ABN Securities Action and the ABNH Securities Action, (iv) between the Consultant and the Equity Committee, and (v) the Rabbi Trust Trustee, all as described in Article XIII.A, B, C, D, and E of the Plan, are hereby approved.

           58.      Failure To Consummate Plan.

           In accordance with Article XIV.K of the Plan, if the Consummation Date does not occur, then (i) the Plan shall be null and void in all respects, (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void, and (iii) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, shall (a) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, (b) prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor, or (c) constitute an admission of any sort by the Debtor or any other Person.

           59.      Retention Of Jurisdiction.

           The Court shall retain jurisdiction in accordance with the terms of Article XII of the Plan, the other provisions of this Confirmation Order, and sections 1142 and 105 of the Bankruptcy Code. Until this Chapter 11 Case is closed, any party-in-interest may commence a proceeding in the Court in respect of any matter as to which jurisdiction has been retained.

           60.      Reference To Plan.

           Any document related to the Plan that refers to a plan of reorganization of ABN other than the Plan confirmed by this Confirmation Order shall be, and it hereby is, deemed to be modified such that such reference to a plan of reorganization of ABN in such document shall mean the Plan confirmed by this Confirmation Order, if appropriate.

           61.      Inconsistency.

           In the event of an inconsistency between the Plan and any other agreement, instrument, or document intended to implement the provisions of the Plan, the provisions of the Plan shall govern unless otherwise expressly provided for in such agreements, instruments, or documents. In the event of any inconsistency between the Plan and any agreement, instrument, or document intended to implement the Plan and this Confirmation Order, the provisions of this Confirmation Order shall govern. This Confirmation Order shall supersede any orders of the Court issued prior to the Consummation Date that may be inconsistent herewith.

           62.      Notice Of Entry Of Confirmation Order.

           In accordance with Bankruptcy Rules 2002 and 3020(c), on or before the Consummation Date, ABN (or its agents) shall give notice of the entry of this Confirmation Order, in substantially the form of Exhibit A annexed hereto (the "Notice of Confirmation"), by United States first class mail postage prepaid, by hand, or by overnight courier service to (a) the United States Trustee, (b) counsel for the Noteholders' Committee, (c) counsel for the Equity Committee, (d) the Securities and Exchange Commission at Washington, D.C., (e) the District Director of Internal Revenue (Manhattan), (f) the United States Attorney for the Southern District of New York, (g) each department, agency, or instrumentality of the United States that asserts a non-tax claim against ABN, (h) any entities who objected to the confirmation of the Plan, (i) entities who requested notices under Bankruptcy Rule 2002, (j) the Indenture Trustees, (k) all creditors who have filed proofs of claim in the Chapter 11 Case or who are scheduled in ABN's schedules of assets and liabilities, dated December 8, 1999, as amended on August 28, 2000, (l) all holders of Interests as of July 17, 2002, (m) counsel to the plaintiffs in the ABN Securities Action and ABNH Securities Action, and (n) the Rabbi Trust Participants; provided however, that the giving of notice of the entry of this Confirmation Order to the holders of Claims (including beneficial holders) based on the debt securities of ABN shall be sufficient if the Notice of Confirmation is sent to holders of record, as of July 17, 2002, of such debt securities and to the Indenture Trustees.

           63.      Returned Mail.

           Notwithstanding anything to the contrary contained herein, no notice or service of any kind will be required to be mailed or made upon any person to whom ABN mailed a notice of the last date for filing proofs of claim in this Chapter 11 Case, the notice of the Disclosure Statement Hearing, or the various solicitation packages containing, among other things, notice of the Confirmation Hearing, but received any of such notices returned marked "undeliverable as addressed," "moved - left no forwarding address," or "forwarding order expired," or similar reason, unless ABN has been informed in writing by such person of that person's new address.

           64.      Publication Notice.

           The Debtor shall publish the Notice of Confirmation within ten business days after the Confirmation Date once in either of the national editions of the New York Times or the Wall Street Journal.

           65.      Authorization To Close.

           ABN is hereby authorized to consummate the Plan immediately after entry of this Confirmation Order subject to the occurrence of the conditions precedent to Consummation set forth in Article X.B of the Plan.

           66.      Sufficiency Of Notice Of Confirmation.

           Mailing and publication of the Notice of Confirmation in the time and manner set froth in the preceding paragraphs are adequate and satisfy the requirements of Bankruptcy Rules 2002 and 3020(c), and no further notice is necessary.

           67.      Nonseverability of Confirmation Order.

           The provisions of the Confirmation Order are nonseverable and mutually dependent.

Dated:    New York, New York
                August 21, 2002
                At 4:15 p.m.

/s/ Prudence Carter Beatty United States Bankruptcy Judge

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                               In re

AMERICAN BANKNOTE CORPORATION,

                                                                   Debtor.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	x : : : : : : : : : : : x	Chapter 11 Case No. 99 B 11577 (PCB)

NOTICE OF ENTRY OF ORDER CONFIRMING FOURTH AMENDED
REORGANIZATION PLAN OF AMERICAN BANKNOTE CORPORATION

TO ALL CREDITORS, EQUITY SECURITY HOLDERS, AND OTHER PARTIES-IN-INTEREST:

           PLEASE TAKE NOTICE that on August [21], 2002, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") entered an order (the "Confirmation Order") confirming the Fourth Amended Reorganization Plan of American Banknote Corporation ("ABN"), dated July 17, 2002 (the "Plan"). Unless otherwise defined, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan.

           PLEASE TAKE FURTHER NOTICE that pursuant to 11 U.S.C.ss. 1141(a), the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and the Confirmation Order shall bind (i) ABN, (ii) all holders of Claims against and Interests in ABN, whether or not impaired under the Plan and whether or not, if impaired, such holders accepted the Plan or received or retained any property under the Plan, (iii) each person or entity issuing securities or acquiring property under the Plan, (iv) any other party-in-interest, (v) any person or entity appearing in the Chapter 11 Case, and (vi) each of the forgoing's heirs, successors, assigns, trustees, executors, administrators, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, or guardians.

           PLEASE TAKE FURTHER NOTICE that except as otherwise provided in the Plan or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, as of the Consummation Date ABN shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by ABN, (ii) previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to reject filed on or before the Confirmation Date, (iv) is identified as a rejected unexpired lease or executory contract, as applicable, in Exhibit J annexed to the Plan, or (v) has been otherwise modified or superseded by agreement of the parties thereto. Nothing herein should be construed to extend any previously expired bar date for any party to any contract or lease rejected pursuant to any prior Bankruptcy Court order.

COPIES AND REVIEW OF DOCUMENTS

           PLEASE TAKE FURTHER NOTICE that any party in interest wishing to obtain a copy of the Plan or any exhibits thereto, or the Confirmation Order, may access the Bankruptcy Court's website site at http://www.nysb.uscourts.gov. A password is required to access case files. Alternatively, any party may request such copies by contacting the information agent, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, (212) 929-5500. All documents that are filed with the Bankruptcy Court can also be reviewed during regular business hours (from 9:30 a.m. to 12:00 noon and from 1:30 p.m. to 4:30 p.m. Eastern Time weekdays, except legal holidays) at the Bankruptcy Court, One Bowling Green, New York, New York 10004-1408.

Dated:    New York, New York
                August [21], 2002

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Attorneys for American Banknote Corporation
Debtor and Debtor-in-Possession
Four Times Square
New York, New York 10036
(212) 735-3000
Kayalyn A. Marafioti
Frederick D. Morris
Bennett S. Silverberg